Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Third Quarter 2013 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $19.4 Million

Westport, Conn., November 6, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and nine months ended September 30, 2013.

Third Quarter 2013 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $19.4 million for the third quarter of 2013;

•	Reported net income of $78.3 million for the third quarter of 2013, which includes a $61.3 million supplemental put expense reversal in connection with the previously announced termination of the Supplemental Put Agreement on July 1, 2013;

•	Paid a third quarter 2013 cash distribution of $0.36 per share in October 2013, bringing cumulative distributions paid to $9.9552 per share since CODI’s IPO in May of 2006;

•	Exercised option to expand revolving credit facility; and

•	Generated debt and equity proceeds totaling approximately $142.4 million from the initial public offering (IPO) of CODI’s subsidiary, Fox Factory Holding Corp. (“FOX”), while maintaining a majority ownership in FOX.

“Our financial results for the third quarter of 2013 were consistent with management’s expectations as we continue to capitalize on the relative operating and financial strength of our leading middle market businesses,” stated Alan Offenberg, CEO of Compass Group Diversified Holdings LLC. “During the quarter, our Liberty subsidiary delivered another record performance, increasing both revenue and profitability for the third consecutive quarter. In addition, our FOX subsidiary completed its IPO, a major milestone for our Company. CODI generated total net proceeds, including the repayment of intercompany debt, of approximately $142.4 million from the offering. Importantly, we continue to hold a majority interest in FOX, enabling CODI to participate in the company’s future success. Although Cash Flow for the third quarter was reduced as a result of FOX’s successful IPO, this transaction demonstrates the considerable strength of CODI’s business model and highlights our ability to unlock significant value for shareholders. With a strong balance sheet, we intend to continue to invest in high-return organic growth initiatives and pursue attractive platform and add-on acquisitions under favorable valuations and terms that are accretive to Cash Flow.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $19.4 million for the quarter ended September 30, 2013, as compared to $22.8 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended September 30, 2013 and September 30, 2012 was approximately 48.3 million.

Cash Flow for the third quarter of 2013 reflects year-over-year growth in the Company’s Liberty Safe and Arnold Magnetic businesses, offset by the impact on Cash Flow from the IPO of CODI’s FOX subsidiary business completed on August 13, 2013. Subsequent to the IPO, FOX generated Cash Flow of $7.3 million, which was excluded in CODI’s calculation of CAD for the quarter ended September 30, 2013. In connection with the offering, CODI sold an aggregate of 5,800,238 shares of FOX’s common stock, generating net proceeds from equity of approximately $80.9 million while maintaining a majority ownership in FOX upon completion of the IPO. In addition, FOX repaid in full the outstanding balance of approximately $61.5 million under its previous credit facility with CODI.

For the nine month period ended September 30, 2013, CODI’s Cash Flow increased to $63.7 million, as compared to $62.8 million for the nine months ended September 30, 2012. CODI’s weighted average number of shares outstanding for the nine month periods ended September 30, 2013 and September 30, 2012 was approximately 48.3 million.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $270 million since going public in 2006.

Net income for the quarter ended September 30, 2013 was $78.3 million, as compared to net income of $6.4 million for the quarter ended September 30, 2012. CODI reversed approximately $61.3 million of supplemental put expense in connection with the termination of the Supplemental Put Agreement on July 1, 2013.

For the nine month period ended September 30, 2013, CODI reported net income of $83.9 million, as compared to net income of $9.5 million for the nine months ended September 30, 2012.

Liquidity and Capital Resources

As of September 30, 2013, CODI had approximately $151.2 million in cash and cash equivalents, $280.5 million outstanding on its term loan facility and no outstanding borrowings under its $320 million revolving credit facility. The Company has no significant debt maturities until 2017 and had borrowing availability of approximately $318 million at September 30, 2013 under its revolving credit facility.

On August 6, 2013, CODI exercised an option under its credit agreement to expand its revolving credit facility by $30 million, increasing the total amount available under the facility to $320 million subject to borrowing base restrictions. The Company intends to utilize the incremental borrowing capacity under the revolving credit facility to fund future growth opportunities and provide for working capital and general corporate purposes.

On August 13, 2013, CODI’s FOX subsidiary closed its initial public offering of an aggregate of 9,857,143 shares of common stock, which included the exercise in full of the underwriters’ over-allotment option, at an initial offering price of $15.00 per share. As a selling stockholder in this offering, CODI generated net proceeds from equity of approximately $80.9 million. In addition, FOX repaid in full the outstanding balance of approximately $61.5 million under its previous credit facility with CODI. Based on the Company’s debt and equity interests in FOX, CODI generated total proceeds of approximately $142.4 million from the FOX IPO and continues to maintain a majority ownership in FOX.

Third Quarter 2013 Distribution

On October 10, 2013, CODI’s Board of Directors declared a third quarter distribution of $0.36 per share. The cash distribution was paid on October 30, 2013 to all holders of record as of October 23, 2013. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $9.9552 per share.

Conference Call

Management will host a conference call on Thursday, November 7, 2013 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 337-8169 and the dial-in number for international callers is (719) 325-2281. The access code for all callers is 7181781. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 14, 2013. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 7181781.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in their niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
(in thousands)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$151,163	$18,241
Accounts receivable, less allowance of $3,634 and $3,049	129,011	100,647
Inventories	143,982	127,283
Prepaid expenses and other current assets	19,704	21,488

Total current assets	443,860	267,659

Property, plant and equipment, net	66,382	68,488
Goodwill	257,527	257,527
Intangible assets, net	317,557	340,666
Deferred debt issuance costs, net	8,775	8,238
Other non-current assets	13,580	12,623

Total assets	$1,107,681	$955,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$125,680	$100,346
Due to related party	4,225	3,765
Current portion of supplemental put obligation	—	5,185
Current portion, long-term debt	2,850	2,550
Other current liabilities	4,184	1,953

Total current liabilities	136,939	113,799

Long-term debt	297,307	267,008
Supplemental put obligation	—	46,413
Deferred income taxes	62,200	63,982
Other non-current liabilities	5,740	7,787

Total liabilities	502,186	498,989

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 9/30/13 and 12/31/12	650,043	650,043
Accumulated other comprehensive income (loss)	129	(132)
Accumulated deficit	(137,625)	(235,283)

Total stockholders’ equity attributable to Holdings	512,547	414,628
Noncontrolling interests	92,948	41,584

Total stockholders’ equity	605,495	456,212

Total liabilities and stockholders’ equity	$1,107,681	$955,201

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales	$265,512	$241,228	$752,854	$666,571
Cost of sales	183,040	164,281	516,652	455,036

Gross profit	82,472	76,947	236,202	211,535
Operating expenses:
Selling, general and administrative expense	42,468	39,422	124,671	119,756
Supplemental put expense (reversal)	(61,303)	5,029	(45,995)	6,391
Management fees	4,892	4,429	13,642	13,294
Amortization expense	7,310	7,699	22,384	22,639
Impairment expense	—	—	900	—

Operating income	89,105	20,368	120,600	49,455

Other income (expense):
Interest income	2	8	35	51
Interest expense	(5,080)	(5,068)	(14,640)	(18,804)
Amortization of debt issuance costs	(542)	(485)	(1,553)	(1,326)
Loss on debt extinguishment	—	(856)	(1,785)	(856)
Other income, net	(75)	173	(91)	(223)

Income from continuing operations before income taxes	83,410	14,140	102,566	28,297
Provision for income taxes	5,114	7,361	18,688	17,119

Income from continuing operations	78,296	6,779	83,878	11,178
Loss from discontinued operations, net of income tax	—	—	—	(1,168)
Loss on sale of discontinued operations, net of income tax	—	(334)	—	(464)

Net income	78,296	6,445	83,878	9,546
Net income from continuing operations attributable to noncontrolling interest	4,909	2,959	9,466	6,996
Net loss from discontinued operations attributable to noncontrolling interest	—	—	—	(226)

Net income attributable to Holdings	$73,387	$3,486	$74,412	$2,776

Basic and fully diluted net income per share	$1.52	$0.07	$1.54	$0.06

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300	48,300	48,300

Cash distributions declared per share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months	Nine Months
	Ended	Ended
(in thousands)	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income	$83,878	$9,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	34,670	37,873
Impairment expense	900	—
Unrealized loss on interest rate and foreign currency derivatives	68	2,108
Loss on extinguishment of debt	1,785	856
Amortization of debt issuance costs	1,540	1,326
Amortization of original issue discount	949	1,095
Supplemental put expense (reversal)	(45,995)	6,391
Noncontrolling interests and noncontrolling stockholders charges	3,367	3,250
Deferred taxes	(2,121)	(2,315)
Other	189	1,399

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(28,244)	(22,898)
Increase in inventories	(16,720)	(22,563)
Increase in prepaid expenses and other current assets	(668)	(1,674)
Increase in accounts payable and accrued expenses	26,044	20,661
Payment of profit allocation	(5,603)	(13,675)

Net cash provided by operating activities	54,039	21,380

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(125,434)
Purchases of property and equipment	(14,673)	(9,718)
Proceeds from dispositions	82,157	66,473
Purchase of Fox common stock	—	(15,128)
Proceeds from sale leaseback transaction	4,372	—
Proceeds released from escrow related to Staffmark sale	—	5,045
Other	260	974

Net cash provided by (used in) investing activities	72,116	(77,788)

Cash flows from financing activities:
Net borrowing of debt	28,438	46,633
Redemption of CamelBak preferred stock	—	(48,022)
Proceeds from noncontrolling equity issuance	36,122	—
Debt issuance costs	(2,697)	(3,154)
Distributions paid	(52,164)	(52,164)
Net payments related to noncontrolling interest	(3,090)	(4,456)
Excess tax benefit on stock based compensation and other	(103)	5,389

Net cash provided by (used in) financing activities	6,506	(55,774)

Foreign currency impact on cash	261	(199)
Net increase (decrease) in cash and cash equivalents	132,922	(112,381)
Cash and cash equivalents — beginning of period	18,241	132,370

Cash and cash equivalents — end of period	$151,163	$19,989

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
(in thousands)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$78,296	$6,445	$83,878	$9,546
Adjustment to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	11,546	11,430	34,670	37,873
Impairment expense	—	—	900	—
Amortization of debt issuance costs	529	485	1,540	1,326
Unrealized (gain) loss on derivatives	549	515	68	2,108
Loss on extinguishment of debt	—	—	1,785	856
Amortization of original issue discount	294	360	949	1,095
Supplemental put expense (reversal)	(61,303)	5,029	(45,995)	6,391
Noncontrolling stockholders charges	1,055	918	3,367	3,250
Other	143	554	189	1,399
Deferred taxes	(548)	(1,826)	(2,121)	(2,315)
Changes in operating assets and liabilities	1,079	2,441	(25,191)	(40,149)

Net cash provided by (used in) operating activities	31,640	26,351	54,039	21,380
Plus:
Unused fee on revolving credit facility (1)	564	664	1,738	1,984
Successful acquisition expense (2)	—	391	—	5,211
HALO sale related expenses (3)	—	—	—	1,976
Changes in operating assets and liabilities	—	—	25,191	40,149
Less:
Maintenance capital expenditures (4)	4,421	1,961	9,957	7,276
FOX CAD (5)	7,344	—	7,344	—
Other	—	158	—	597
Changes in operating assets and liabilities	1,079	2,441	—	—

Estimated cash flow available for distribution and reinvestment	$19,360	$22,846	$63,667	$62,827

Distribution paid in April 2013/2012			$17,388	$17,388
Distribution paid in July 2013/2012			17,388	17,388
Distributions paid in October 2013/ 2012	$17,388	$17,388	17,388	17,388

	$17,388	$17,388	$52,164	$52,164

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs incurred related to the sale of HALO, net of the related income tax benefit.
(4)	Excludes growth capital expenditures of approximately $1.2 million and $0.7 million for the three months ended September 30, 2013 and September 30, 2012, respectively and $4.7 million and $2.1 million for the nine months ended September 30, 2013 and September 30, 2012, respectively.
(5)	Represents FOX CAD subsequent to IPO date. Includes approximately $10.2 million of EBITDA, less: $2.3 million of cash taxes, $0.3 million of management fees and $0.3 million of maintenance capital expenditures.